                             THE QUIGLEY CORPORATION
                                 KELLS BUILDING
                             621 SHADY RETREAT ROAD
                         DOYLESTOWN, PENNSYLVANIA 18901
                                TEL. 215-345-0919
                                FAX  215-345-5920

                                          August 8, 2005

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-6010
Attention: Jim B. Rosenberg

               Re:   The Quigley Corporation
                     Form 10-K for the fiscal year ended December 31, 2004
                     File No. 000-21617
                     ------------------

Ladies and Gentlemen:

            We are in receipt of your comment  letter dated August 4, 2005.  Our corporate  controller,  Gerard  Gleeson,  is on vacation  and will return to the office on  August  15,  2005.  Accordingly,  we  expect to be able to  provide a response to your letter on or before August 22, 2005.

                                   Sincerely,

                                   /s/ George J. Longo
                                   -------------------
                                   George J. Longo
                                   Vice President and Chief Financial Officer